                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                                THE CERTIFICATE
                                OF INCORPORATION
                            OF CENTER BANCORP, INC.

               (Pursuant to N.J.S A. 14A:9-2(4) and 14A:9-4(3))

         Pursuant to N.J.S.A. 14A:9-2(4) and N.J.S.A. 14A:9-4(3), the
undersigned corporation hereby certifies as follows:

         1. The name of the corporation is Center Bancorp, Inc. (the "Corporation").

         2. Article Fourth of the Corporation's certificate of incorporation has been amended to provide in its entirety as follows:

                  "Fourth: Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is Twenty Five Million (25,000,000) shares, of which Twenty Million (20,000,000) shares are designated as Common Stock, no par value ("Common Stock"), and Five Million (5,000,000) shares are designated as Preferred Stock, no par value ("Preferred Stock"). The board of directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:

         1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.

         2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, except as otherwise required by law. Except as provided by law or this Certificate of

        Incorporation, holders of Common Stock shall vote together with the holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

                3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

                4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders."

         3. The above-mentioned amendment was adopted by the shareholders of the Corporation on April 16, 2002.

         4. A total of 3,972,710 shares of the Corporation's Common Stock were entitled to vote on the above-mentioned amendment.

         5. A total of 2,131,984 shares of the Corporation's Common Stock voted for the above-mentioned amendment and a total of 308,850 shares of the Corporation's Common Stock voted against the above-mentioned amendment.

         IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Amendment to be executed on its behalf by its duly authorized officer this 16th day of April, 2002.



                              CENTER BANCORP, INC.

                              By: /s/ John J. Davis
                                  -------------------------
                                  John J. Davis, President

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                            OF CENTER BANCORP, INC.

                        Pursuant to N.J.S. 14A:7-15.1(3)
                           Dated: As of July 1, 1993

         The undersigned corporation, having adopted an amendment to its certificate of incorporation in connection with a stock split, hereby certifies as follows:

         1. The name of the corporation is Center Bancorp, Inc.

         2. The date of adoption by the board of directors of the corporation of the resolution approving the two for one stock split effectuated on July 1, 1993 (the "Stock Split") was May 20, 1993.

         3. The amendment to the certificate of incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the Stock Split exceeding the percentage of authorized shares that was unissued before the Stock Split.

         4. The only class of shares subject to the Stock Split was the corporation's Common Stock. The number of shares of Common Stock subject to the Stock Split was 800,000. The number of shares issued in connection the Stock Split was 800,000.

         5. The certificate of incorporation is amended to increase the corporation's number of authorized shares of Common Stock from 10,000,000 to 20,000,000. In connection therewith, the fourth paragraph of the certificate of incorporation is deleted in its entirety and a new fourth paragraph, annexed hereto as Exhibit A, is substituted for it.

         IN WITNESS WHEREOF, the undersigned corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of the date first above written.


                              CENTER BANCORP, INC.

                              By: /s/ John J. Davis
                                  -------------------------
                                  John J. Davis, President

                                    Exhibit A
                                    --------

         Fourth: Capitalization. The total authorized capital stock of the Corporation shall consist of 20,000,000 shares of Common Stock, without par value. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

                         CERTIFICATE OF AMENDMENT TO THE

                         CERTIFICATE OF INCORPORATION OF

                              CENTER BANCORP. INC.
                    ---------------------------------------
                    (For Use by Domestic Corporations Only)



To:  The Secretary of State
     State of New Jersey


         Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

         1. The name of the corporation is Center Bancorp Inc., a New Jersey Corporation.

         2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 15th day of March, 1988.

         Resolved, that the Article Fourth of the Certificate of Incorporation be amended to read as follows:

         Fourth: Capitalization. The total authorized capital stock of the Corporation shall consist of 10,000,000 shares of common stock, no par value per share. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors.

         3. The number of shares outstanding at the time of the adoption of the amendment was 348,158. The total number of shares entitled to vote thereon was 348,158.

         If the shares of any class or series are entitled to vote as a class, set forth below the designation and number of outstandinq shares entitled to vote thereon of each such class or series. (Omit if not Applicable.)

         4. The number of shares votinq for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively.)

 Number of shares           Number of shares             Number of shares
 Voting For Amendment       Voting Against Amendment        Abstainng
 ---------------------      ------------------------     ----------------

      267,697                    19,300                     4,876


         5. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 15th day of March, 1988.

         Resolved, that the Certificate of Incorporation be amended to add Articles Fifteenth and Sixteenth and shall read as follows:

         Fifteenth: So lonq as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph fifteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. No amendment to or repeal of this paragraph fifteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph fifteen shall apply to or have any effect on the liability or alleged liability of any director or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

         Sixteen: So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that this paragraph sixteen shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this paragraph sixteen and no amendment, repeal or termination of effectiveness of any law authorizing this paragraph sixteen shall apply to or have any effect on the liability or alleged liability of any officer for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

         6. The number of shares outstanding at the time of the adoption of the amendment was 348,158. The total number of shares entitled to vote thereon was 348,158.

(If the shares of any class of series are entitled to vote as a class, set forth below the designation and number of outstanding share, entitled to vote thereon of each such class or series. (Omit if not Applicable).

         7. The number of shares voting for and against such amendment is as follows:

         (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively.)

Number of shares         Number of shares              Number of shares
Voting for Amendment     Voting Against Amendment      Abstaining
--------------------     ------------------------      ----------------

     279,424                  2,954                       9,495

(If the amendment is accompanied by a reduction of stated capital, the following clause may be inserted in the certificate of Amendment in lieu of filing a Certificate of Reduction under Section 14a:7-19, Corporations, General of the New Jersey Statutes. Omit this clause if not applicable.)

         8. The stated capital of the corporation is reduced in the following
amount:     OMIT    .     The manner in which the reduction is effected is
        -----------
as follows:

         The amount of stated capital of the corporation after giving effect to
the reduction is $    OMIT    . (Must be set forth in dollars.)
                   ----------

     9. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected (Omit if not applicable.) OMIT

     (use the following only if an effective date, not later than 30 days subsequent to the date of filing is desired.)

     10. The effective date of this Amendment to the Certificate of Incorporation shall be ___________________ .

Dated this 17th day of March, 1988.

                              CENTER BANCORP INC.
                              -----------------------------------
                              (Corporation Name)


                          By: /s/ John J. Davis
                              -----------------------------------
                              (Signature)



                              JOHN J. DAVIS, President
                              -----------------------------------
                              (Type or Print Name & Title)

(*May be executed by the chairman of the board, or the president, or a vice-president of the corporation).

Return to Secretary of State, P.O. Box 1330, Trenton, N.J. 08625.
Att: Corporation filing.

Filing Fee                    $50

NOTE: No recording fees will be assessed.

FOLDER NO:


                   CERTIFICATE OF AMENDMENT TO

                   CERTIFICATE OF INCORPORATION OF       RECORDED AND FILED:


CENTER BANCORP INC.
-----------------------------------
(Domestic Corporations Only)


FILED BY:

                         KEIN POLLATSUTEK & GREENSTEIN
                               2042 Morris Avenue
                                  P.O. Box 68
                            Union, New Jersey 07083


                                                    ----------------------------
                                                        Recorder's Initials




TRANSACTION NO.:

                          CERTIFICATE OF INCORPORATION
                                       OF
                              CENTER BANCORP INC.

This is to certify that, there is hereby organized a corporation under and by virtue of N.J.S. 14:1-1 et seq., the New Jersey "Business Corporation Act."

First: Corporate Name. The name of the Corporation is Center Bancorp Inc.

Second: Registered Office. The address of this corporation's initial registered office is 2003 Morris Avenue, Union, New Jersey 07083, and the name of the corporation's initial registered agent at such address is John J. Davis.

Third: Corporate Purposes. the purpose or purposes for which the corporation is organized are:

         (a) To act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect;

         (b) To engage in any other activities within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

Fourth: Capitalization. The total authorized capital stock of the Corporation shall consist of 1,000,000 shares of common stock, par value $5.00 per share. Shares of the authorized capital stock may be issued from time to time for such consideration (not less than the par value thereof) as may be fixed from time to time by the Board of Directors.

Fifth: Initial Directors. The number of directors constituting the initial Board of Directors of the corporation shall be three; and the names and addresses of the directors are:

         Name                Address
         ----                -------

    Jack McDonnell           1070 Wyehwood Rd., Westfield, N.J. 07090
    John J. Davis            6 Knollwood Dr., Morristown, N.J. 07960
    Donald G. Kein           103 Huron Dr., Chatham Township, N.J. 07928

Sixth: Incorporation. The name and address of each incorporator is:

         Name                Address
         ----                -------

    Jack McDonnell           1070 Wyehwood Rd., Westfield, N.J. 07090
    John J. Davis            6 Knollwood Dr., Morristown, N.J. 07960
    Donald G. Kein           103 Huron Dr., Chatham Township, N.J. 07928

Seventh: No Cumulative Voting Rights. Cumulative voting for the election of directors shall not be permitted.

Eight: Indebtedness. The corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

Ninth: The Board of Directors may, if it deems advisable, oppose a tender, or other offer for the corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any and all of the following:

         (1) Whether the offer price is acceptable based on the historical and present operating results or financial conditions of the corporation.

         (2) Whether a more favorable price could be obtained for the corporation's securities in the future.

         (3) The impact which an acquisition of the corporation would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve.

         (4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock.

         (5) The value of the securities, if any, which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

         (6) Any antitrust or other legal and regulatory issues that are raised by the offer.

If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

Tenth: Preemptive Rights. No holder of common stock of the corporation, as such, shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, any rights or options to purchase stock of any class whatsoever, or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration, or by way of dividend.

Eleventh: Number of Directors. The By-Laws shall specify the number of directors other than the number constituting the First Board. Any vacancy in the Board, including a vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

Twelfth: Classification of Directors. The Board of Directors of the corporation shall be divided into three classes, the respective terms of office of which shall end in successive years. The number of directors in each class shall be specified in the By-Laws and shall be as nearly equal as possible. Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors shall have been elected and qualified. At each annual meeting of shareholders the directors of only one class shall be elected, except directors who may be elected to fill vacancies.

Thirteenth: Indemnification. Every person who is or was a director, officer, employee, or agent of the corporation, or of any corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of this being or having been a director, officer, employee or agent of the corporation, or of such other corporation, whether or not he is a director, officer, employee or agent of the corporation or such other corporation at the time the expenses or liabilities are incurred.

Fourteenth: No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty six and 2/3 percent (66-2/3%) of the outstanding shares of Common Stock. This Article 14 may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and 2/3 percent (66-2/3%) of the outstanding shares of Common Stock.

IN WITNESS WHEREOF, we, the incorporators of the above-named corporation hereunto signed this Certificate of Incorporation on the Twelfth day of November 2002.


                                          /s/ Jack McDonnell
                                   -------------------------------
                                             Incorporator



                                          /s/ John J. Davis
                                   -------------------------------
                                             Incorporator



                                          /s/ Donald G. Kein
                                   -------------------------------
                                             Incorporator